CERTIFICATE OF AMENDMENT
                                    TO THE
                         CERTIFICATE OF INCORPORATION
                                      OF
                              SEATON GROUP, INC.

         Pursuant to Section 242 of the General Corporation Law of the State of Delaware, the undersigned, Chief Executive Officer of Seaton Group, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

         First: That pursuant to Written Consent of the Board of Directors and a Majority of the Shareholders of said Corporation dated November 17, 1997, the Directors and Shareholders approved the amendment to the Corporation's Certificate of Incorporation as follows:

         Article I of the Certificate of Incorporation of this Corporation is amended to read in its entirety as follows:

                                   ARTICLE I

                                     NAME

         The name of the company is  "United Information Systems, Inc."

         The foregoing amendment was adopted by the Board of Directors and a Majority of the Shareholders of the Corporation pursuant to Written Consent of the Board of Directors and Majority of the Shareholders of the Corporation dated November 17, 1997 acting unanimously by Written Consent pursuant to
Section 228 of the General Corporation Law of the State of Delaware. Therefore, the number of votes cast for the amendment to the Corporation's Certificate of Incorporation was sufficient for approval.

         IN WITNESS WHEREOF, the undersigned, being the Chief Executive Officer of this Corporation, has executed these Articles of Amendment as of November 17, 1997.

                                         Seaton Group, Inc.


                                         By: /s/ Saul Maia
                                             ---------------------------------
                                               Saul Maia, President